REGULATION A

NON-EXCLUSIVE SELLING AGREEMENT

This Non-Exclusive Selling Agreement (this "Agreement'') is made as of March 21, 2016, between Dollar Shots Club, Inc. (the "Company"), and Mundial Financial Group, LLC, Inc. (the "Selling Agent"). The Selling Agent and the Company agree:

1.	Engagement of Selling Agent: The Company hereby engages the Selling Agent, and the Selling Agent hereby accepts such engagement, to act as the Company's non-exclusive selling agent with respect to sales by the Company in a Regulation A Offering transaction (the "Offering") of equity securities ("Securities") of the Company pursuant to a Form 1-A Offering Statement upon Qualification from the Securities Exchange Commission, to be prepared by the Company (the "Offering Statement"), to qualified investors during the term of this Agreement, as set forth in Section 5. It is agreed and understood that the Selling Agent will use reasonable best efforts in acting as the Company's agent and not as a principal or underwriter. Selling Agent is free to engage, at its own expense, sub-agents as it may deem necessary or appropriate. Selling Agent is not and shall not act as a financial advisor for the Company.

2.	Offering Procedures: The Selling Agent and/or its registered brokers will introduce and/or advise investors whom the Selling Agent reasonably believes to be "accredited investors," as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "1933 Act") and if permissible by the offering terms, non-accredited investors to and/or about the Offering. Regulation A limits the amount of securities that an investor who is not an accredited investor under Rule 501(a) of Regulation D can purchase in a Tier 2 offering to no more than: (a) 10% of the greater of annual income or net worth (for natural persons); or (b) 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). The Selling Agent will follow these minimums unless the Company’s Offering Statement places more restrictive guidelines upon the acceptance of non-accredited investors.

3.	Selling Agent's Compensation: In consideration for the services rendered by the Selling Agent hereunder, the Company shall pay to the Selling Agent, or cause the Selling Agent to be paid, cash compensation equal to ten percent (10%) of the actual subscription funds received from Offerees under the Offering. Such payment shall be made by the Company by wire from the first available funds held in the escrow account set up for the Offering, when and if escrow is broken in accordance with the terms of the Offering.

4.	Certain Matters Relating to Selling Agent's Duties:

a.	The Selling Agent's responsibilities shall be limited to introducing potential investors to the Company, and the Selling Agent shall not have authority to offer or sell the Securities to any potential investor. Selling Agent shall not use any general solicitation or general advertising within the meaning of the applicable securities laws in connection with this Offering. The Selling Agent shall have no responsibility to participate or assist in any negotiations between any potential investor and the Company.

b.	The Selling Agent agrees to introduce the Company to Offerees only in states where the Selling Agent is licensed and in which offers and sales of Securities can be legally made by the Company.

c.	The Selling Agent shall perform its duties under this Agreement in accordance with all applicable securities laws and FINRA rules and only use the Offering Statement in introducing Offerees to the Company.

d.	The Selling Agent is and will hereafter act as an independent contractor and not as an employee of the Company and nothing in this Agreement shall be interpreted or construed to create any employment, partnership, joint venture, or other relationship between the Selling Agent and the Company. The Selling Agent will not hold itself out as having, and will not state to any person that the Selling Agent has, any relationship with the Company other than as an independent contractor. The Selling Agent shall have no right or power to bind or create any liability or obligation for or in the name of the Company or to sign any documents on behalf of the Company.

5.	Termination of Agreement. Either party may terminate this Agreement at any time by notifying the other party in writing. Unless sooner terminated, this Agreement will terminate upon completion or termination of the Offering. Notwithstanding the foregoing, all provisions of this Agreement other than section I, 2 and 4 shall survive the termination of this Agreement. The Selling Agent shall be entitled to compensation under section 3 with respect to Offerees who the Selling Agent introduces to the Company prior to any termination based on investments made by such Offerees prior to the termination of this Agreement or at any time until the closing of the Offering.

6.	Indemnification. The Company and the Selling Agent each shall indemnify and defend the other and the other's affiliates, directors, officers, employees, agents, consultants, attorneys, accountants and other representatives (each an "Indemnified Persons") and shall hold each Indemnified Person harmless, to the fullest extent permitted by law, from and against any and all claims, liabilities, losses, damages and expenses (including reasonable attorney's fees and costs), as they are incurred, in connection with the Offering, resulting from the indemnifying party's negligence, bad faith or willful misconduct in connection with the Offering, any violation by the indemnifying party (not caused by an Indemnified Person) of Federal or state securities laws in connection with the Offering, or any breach by the indemnifying party of this Agreement. In case any litigation or proceeding shall be brought against any Indemnified Person under this section, the indemnifying party shall be entitled to assume the defense of such litigation or proceeding with counsel of the indemnifying party's choice at its expense (in which case the indemnifying party shall not be responsible for the fees and expenses of any separate counsel retained by such Indemnified Person, except in the limited circumstances described below in this section); provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Person.

Notwithstanding the indemnifying party's election to assume the defense of such litigation or proceeding (a) such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and (b) the indemnifying party shall bear the reasonable fees, costs and expenses of separate counsel if (but only if) the use of counsel selected by the indemnifying party to represent such Indemnified Person would present such counsel with a conflict of interest under applicable laws or rules of professional conduct.

7.	Confidentiality of Offeree Information. The Company acknowledges that the identity of the Offerees, and all confidential information about Offerees received by the Company from an Offeree or the Selling Agent, will be treated in the same manner as the Company treats its confidential information.

8.	Notices. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by fax, three days after being mailed by first class mail, or one day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the following address or fax number for such party (or such other address or fax number as shall hereafter be specified by such party by like notice):

a.	If to the Company, to:

Kevin Martino

Dollar Shots Club, Inc.

6255 West Arby Ave Unit 256

Las Vegas, NV 89118

Telephone: 949-438-7468

b.	If to the Selling Agent, to:

Mundial Financial Group, LLC

15233 Ventura Blvd., Suite 712

Sherman Oaks, CA 91403

Telephone: (818) 804-4620

Facsimile: (818) 804-4579

Attn: Eric Flesche

9.	Company to Control Transactions. The prices, terms and conditions under which the Company shall offer or sell any Securities shall be determined by the Company in its sole discretion. The Company shall have the authority to control all discussions and negotiations regarding any proposed or actual offering or sale of Securities. Nothing in this Agreement shall obligate the Company to actually offer or sell any Securities or consummate any transaction. The Company may terminate any negotiations or discussions at any time and reserve the right not to proceed with any offering or sale of Securities. Compensation pursuant to this Agreement shall only be paid to the Selling Agent in the event of an actual Closing of Offering to an Offeree introduced by Selling Agent.

10.	Confidentiality of Company Information. The Selling Agent, and its officers, directors, employees and agents shall maintain in strict confidence and not copy, disclose or transfer to any other party (a) all confidential business and financial information regarding the Company and its affiliates, including without limitation, projections, business plans, marketing plans, product development plans, pricing, costs, customer, vendor and supplier lists and identification, channels of distribution, and terms of identification or proposed or actual contracts and (b) all confidential technology of the Company. In furtherance of the foregoing, the Selling Agent agrees that it shall not transfer, transmit, distribute, download or communicate, in any electronic, digitized or other form or media, any of the confidential technology of the Company. The foregoing is not intended to preclude the Selling Agent from utilizing, subject to the terms and conditions of this Agreement, the Offering Statement and/or other documents prepared or approved by the Company for use in the Offering. All communications regarding any possible transactions, requests for due diligence or other information or management meetings, will be submitted or directed to the Company, and the Selling Agent shall not contact any employees, customers, suppliers or contractors of the Company or its affiliates without prior permission of the Company. Nothing in this Agreement shall constitute a grant of authority to the Selling Agent or any representatives thereof to remove, examine or copy any particular document or types of information regarding the Company, and the Company shall retain control over the particular documents or items to be provided, examined or copied. If the Offering is not consummated, or if at any time the Company so requests, the Selling Agent and its representatives will return to the Company all copies of information regarding the Company in their possession. The provisions of this Section shall survive any termination of this Agreement.

11.	Publicity. The Company shall control all press releases or announcements to the public, the media or the industry regarding any offering, placements, transaction or business relationship involving the Company or its affiliates. Except for communication to Offerees in furtherance of this Agreement and the provision of the Offering Statement, the Selling Agent will not disclose the fact that discussions or negotiations are taking place concerning a possible transaction involving the Company, or the status or terms and conditions thereof.

12.	Expenses. Etc. The compensation described in Section 3 of this Agreement shall be the Selling Agent's sole compensation for all of its services and efforts to the Company and its affiliates, in connection with ay offering or placement of Securities. The Company shall not be responsible for any expenses of Selling Agent except to the extent agreed in writing in advance. The Selling Agent shall be exclusively responsible for any and all its expenses.

13.	Compliance with Laws. The Selling Agent represents and warrants that it is a duly registered representative/ selling agent in good standing with the SEC, FINRA and any applicable state securities department and has and shall maintain such registrations as well as all other necessary licenses and permits to conduct its activities under this Agreement, which is shall conduct in compliance with applicable federal and state laws relating to a Regulation A Offering under the 1933 Act. The Selling Agent represents that it is not a party to any other agreement which would conflict with or interfere with the terms and conditions of this Agreement.

14.	Assignment Prohibited. No assignment of this Agreement shall be made without the prior written consent of the other party.

15.	Amendments. Neither party may amend this Agreement or rescind any of its existing provisions without the prior written consent of the other party.

16.	Governing Law. This Agreement shall be deemed to have been made in the State of California and shall be construed and the rights and liabilities determined, in accordance with the law of the State of California, without regard to the conflicts of laws rules of such jurisdiction.

17.	Waiver. Neither Selling Agent's nor the Company's failure to insist at any time upon strict compliance with this Agreement or any of its terms nor any continued course of such conduct on their part shall constitute or be considered a waiver by Selling Agent or the Company of any of their respective rights or privileges under this Agreement.

18.	Severability. If any provision herein is or should become inconsistent with any present or future Jaw, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with such Jaw, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

19.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement. All counterparts so executed shall constitute one Agreement binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

20.	Entire Agreement. This Agreement and all other agreements and documents referred herein constitute the entire agreement between Company and the Selling Agent. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein. This is an integrated Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and delivered it to the other as of the date first written above in the Preamble hereof.

COMPANY:

Dollar Shots Club, Inc.

/s/ Kevin Martino

By: ____________________________

Name: Kevin Martino

Title: CEO

SELLING AGENT:

Mundial Financial Group, LLC

/s/ Eric Flesche

By: _______________________

Name: Eric Flesche

Title: CFO/CCO